EXHIBIT 4-4

   PROPOSED AMENDMENT TO ACC CORP. CERTIFICATE OF INCORPORATION
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                           ARTICLE FOUR

     The total number of shares of stock which the Corporation shall have authority to issue is 77,000,000 shares, divided into the following classes: (1) 50,000,000 shares shall be Class A Common Stock having a par value of $.015 per share; (2) 25,000,000 shares shall be Class B Common Stock having a par value of $.015 per share; and (3) 2,000,000 shares shall be Preferred Stock having a par value of $1.00 per share. The following is a statement of the designations of the authorized classes of stock or any series thereof, and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, or of the authority of the Board of Directors to fix by resolution(s) such designations and other terms:

CLASS A COMMON STOCK

     Subject to all of the preferences and rights of both the Preferred Stock or a series thereof and of the Class B Common Stock, all of which may be fixed by resolution(s) of the Board of Directors, (i) dividends may be paid on the Class A Common Stock of the Corporation as and when declared by the Board of Directors, out of funds of the Corporation legally available for the payment of such dividends, and (ii) each share of Class A Common Stock shall be entitled to one vote on all matters on which such stock is entitled to vote. The 50,000,000 shares of Common Stock, par value $.015 per share, previously authorized for issuance hereunder are hereby redesignated as 50,000,000 shares of Class A Common Stock, and all references in this Certificate of Incorporation to Common Stock are hereby changed to refer to Class A Common Stock.

CLASS B COMMON STOCK

     Subject to all of the preferences and rights of the Preferred Stock or a series thereof that may be fixed by resolution(s) of the Board of Directors, the Class B Common Stock shall have such preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be established in the resolution(s) providing for the issuance of such stock adopted by the Board of Directors, EXCEPT THAT the shares of Class B Common Stock shall not be entitled to vote on any matters brought before the stockholders of the Corporation, nor shall the holders of the Class B Common Stock be entitled to vote as a class upon any proposed increase or decrease in the aggregate number of authorized shares of Class B Common Stock.

PREFERRED STOCK

     The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized to fix by resolution(s) the designation of each series of Preferred Stock and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, such provisions as may be desired concerning the dividend rights, the dividend rate, conversion rate, conversion rights, voting rights, rights in terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences and such other subjects or matters as may be fixed by resolution(s) of the Board of Directors under the General Corporation Law of Delaware; and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares of any such series then outstanding). In the event that the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution(s) originally fixing the number of shares of such series. All Preferred Stock of the same series shall be identical in all respects, except for the dates from which dividends, if any, shall be cumulative.
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